HALLIBURTON COMPANY
                                   EXHIBIT 11

                       COMPUTATION OF EARNINGS PER SHARE

     The calculation below for earnings per share of the $2.50 par value Common Stock of the Company on a primary and fully diluted basis for the three months ended March 31, 1995 and 1994, is submitted in accordance with Regulation S-K item 601 (b) (11).

                                                             Three Months
                                                            Ended March 31
                                                        --------   --------
                                                           1995       1994
                                                        --------   --------
                                                     Millions of dollars except
                                                            per share data

Primary:
  Net income                                          $    39.1  $    17.8

  Average number of common
    and common share
    equivalents outstanding                               114.3      114.2

  Primary net
   income per share                                   $    0.34 $     0.16



Fully Diluted:
  Net income                                          $    39.1  $    17.8
  Add after-tax interest
    expense applicable to
    Zero Coupon Convertible
    Subordinated Debentures
    due 2006                                                3.4        3.1
                                                      ---------  ---------
  Adjusted net income                                 $    42.5  $    20.9


  Adjusted average number of
    shares outstanding                                    119.3      119.1

  Fully diluted earnings
    per share                                         $    0.36  $    0.18


  The foregoing computations do not reflect any significant potentially dilutive effect the Company's Preferred Stock Purchase Rights Plan could have in the event such Rights become exercisable and any shares of either Series A Junior Participating Preferred Stock or Common Stock of the Company are issued upon the exercise of such Rights.